As filed with the Securities and Exchange Commission on September 26, 2003

Registration No.  333-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EOS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1373960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

888 7th Avenue, 13th Floor
New York, New York 10106
(Address, including zip code of registrant’s principal executive offices)

EOS INTERNATIONAL, INC. NEW HIRE PLAN
EOS INTERNATIONAL, INC. 2003 DEFERRED COMPENSATION PLAN
(Full title of the Plans)

Jack B. Hood, Chief Financial Officer
Eos International, Inc.
888 7th Avenue, 13th Floor
New York, New York 10106
(212)  887-6869
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________

With a Copy to:
Frank E. Lawatsch, Jr., Esq.
Pitney, Hardin, Kipp & Szuch LLP
P.O. Box 1945
Morristown, New Jersey 07962
(973) 966-8286

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum Offering price	Proposed maximum Aggregate offering	Amount of
to be registered	Registered (1)	per share (2)	Price (2)	Registration fee (2)

Common Stock, $0.01 par value per share	10,000,000 shares	$0.96	$9,600,000	$776.64

Deferred Compensation Obligations	N/A	N/A	N/A	N/A
_________________

(1)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”) additional shares of Common stock may be issued as a result of or stock dividend on the registered securities. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Eos International, Inc. 2003 Deferred Compensation Plan (the “Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee, and pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, based on the average of the bid and asked price per share of the Registrant’s common stock, as reported on the Nasdaq OTC Bulletin Board on September 26, 2003. This registration statement also registers interests in the Plan constituting separate securities. Pursuant to Rule 457(h)(2) of the Securities Act, no separate fee is required with respect to such plan interests.

PART I

INFORMATION REQUIREMENT IN THE SECTION 10(a) PROSPECTUS

ITEM 1.     Plan Information

           Not filed with this Registration Statement.

ITEM 2.     Registrant Information and Employee Plan Annual Information

           Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      Documents Incorporated by Reference

          The following documents filed with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003, as amended.

2.

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 14, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the SEC on August 14, 2003.

3.	Our Current Reports filed on Form 8-K or Form 8-K/A filed with the SEC on January 15, 2003, March 3, 2003, and March 28, 2003 and May 22, 2003.

4.

The description of our capital stock contained under the heading “Description of Capital Stock” in our Current Report on Form 8-K filed with the SEC on May 22, 2003, and any amendment or report hereafter filed for the purpose of updating such description.

        In addition, all documents that we file or the Plan files pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.      Description of Securities

        The securities being registered are 10 million shares of restricted common stock of Eos International, Inc. (the “Company”) being granted to a new hire pursuant to an employment agreement between the new hire and the Company (the “New Hire Plan”). Two million shares of the grant are fully vested upon the grant and are being credited and automatically deferred pursuant to the terms of the Eos International, Inc. 2003 Deferred Compensation Plan (the “Plan”). Subject to the terms of the New Hire Plan, four million shares of the grant will vest on September 30, 2004, and an additional four million shares of the grant will vest on September 30, 2005. The restricted shares will vest earlier in the event of a Change of Control of the Company (as defined in the New Hire Plan), and a portion of the restricted shares will vest earlier in the event of the new hire’s death, disability, termination of his employment by the Company without cause, or termination by the new hire for Good Reason (as defined in the New Hire Plan). The new hire may elect to defer receipt of these shares pursuant to the Plan prior to the vesting dates. The deferral is also subject to acceleration in the event of a Change of Control of the Company. Pending vesting or expiration of the deferral of the shares, the shares will be held in trust under a trust agreement with a financial institution. While held in trust, voting rights with respect to the shares will be exercised by the Compensation Committee of the Board of Directors of the Company. The new hire is not permitted to dispose of shares subject to the grant which are unvested or deferred.

        Also being registered are the Company’s obligations to make future payments to participants in the Plan (the “Obligations”). The Obligations consist of the Company’s commitment under the Plan to deliver at a future date, in the form of a lump sum, either a payment of cash or, for Company stock deferrals, a distribution of Company stock.

        The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by the participant. The Obligations will be indexed to one or more hypothetical investment options individually chosen by the participant, except that the Company stock deferrals must be deemed invested in Company stock at all times. The amounts of hypothetical income and appreciation and depreciation in value of such account will be credited and debited to, or otherwise reflected in each participant’s deferral account. However, the amounts in the participants’ deferral accounts will not actually be invested in the selected hypothetical investment options.

        The Obligations are generally paid in cash or stock lump-sum distributions as soon as practicable after the date or dates (including upon the occurrence of specified events) elected by the participant in his or her election relating to the deferral account. Distributions made as a result of termination of employment shall be made as of the first day of the calendar quarter following such termination.

        The Obligations are unsecured general obligations of the Company to make future payments to participants in accordance with the terms of the Plan. Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency. The Company intends to establish a trust to serve as a source of funds from which it can satisfy all or part of the Obligations. Participants in the Plan will have no rights to any assets held by the trust, except as general creditors of the Company. Assets of the trust will at all times be subject to the claims of the general creditors of the Company.

        Other than by will or the laws of descent and distribution, a participant’s rights to any amounts credited to his accounts may not be alienated, sold, transferred, assigned, pledged, attached, garnished, or otherwise encumbered by the participant. The Obligations are not convertible into any other security of the Company.

        The Company reserves the right, with prospective or retroactive effect, to amend, alter, discontinue, or terminate the Plan at any time without the consent of the participants, stockholders or any other person; provided however, that, without the consent of a participant, no such action shall adversely affect the rights of such participant with respect to the right to payment of amounts credited to such participant’s deferral account as of the date of such action. Upon the occurrence of a change of control, as defined in the Plan, the Plan may not be amended in any way or terminated prior to the payment of amounts credited to deferral accounts as of the date of the change of control, unless otherwise consented to in writing by affected participants. Upon the occurrence of a change in control, all amounts credited under the Plan will be distributed in full.

ITEM 5.      Interests of Named Experts and Counsel

           None.

ITEM 6.      Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or, if there are no disinterested directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

        Article 8 of our Restated Certificate of Incorporation provides that we must, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify any and all persons whom it shall have power to indemnify under Section 145.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        A policy of directors’ and officers’ liability insurance is maintained by the Company which indemnifies directors and officers for losses as a result of claims based upon certain acts or omissions as directors and officers of the Company.

ITEM 7.       Exemption from Registration Claimed

          Not applicable.

ITEM 8.      Exhibits

5	Opinion Letter of Pitney, Hardin, Kipp & Szuch LLP regarding legality of securities.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Comyns, Smith, McCleary LLP.

23.3	Consent of Pitney, Hardin, Kipp & Szuch LLP (contained in its opinion letter included as Exhibit 5).

24	Power of Attorney for Directors and Executive Officers.

ITEM 9. Undertakings

1.	The undersigned registrant hereby undertakes:

(a)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Benicia, State of California, on September 24, 2003.

Date: September 24, 2003	EOS INTERNATIONAL, INC. By: JAMES M. CASCINO —————————————— James M. Cascino President and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

JAMES M. CASCINO —————————— James M. Cascino	President, Chief Executive Officer and Director (Principal Executive Officer)	September 24, 2003

JACK B. HOOD —————————— Jack B. Hood	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 24, 2003

PETER A. LUND —————————— Peter A. Lund	Chairman of the Board	September 24, 2003

* —————————— Julius Koppelman	Vice Chairman of the Board	September 24, 2003

ANTHONY R. CALANDRA —————————— Anthony R. Calandra	Director	September 24, 2003

JONATHAN C. KLEIN —————————— Jonathan C. Klein	Director	September 24, 2003

* —————————— Mark A. Ryle	Director	September 24, 2003

* —————————— William S. Walsh	Director	September 24, 2003

* —————————— Anthony J. Robbins	Vice Chairman of the Board	September 24, 2003

CHARLES D. PEEBLER, JR. —————————— Charles D. Peebler, Jr.	Director	September 24, 2003

MARILYN SEYMANN —————————— Marilyn Seymann	Director	September 24, 2003

* Executed by Jack B. Hood pursuant to the Power of Attorney filed herewith as Exhibit 24. 6

INDEX TO EXHIBITS

Exhibit 5	Opinion Letter of Pitney, Hardin, Kipp & Szuch LLP regarding legality of securities.

Exhibit 23.1	Consent of BDO Seidman, LLP.

Exhibit 23.2	Consent of Comyns, Smith, McCleary LLP.

Exhibit 23.3	Consent of Pitney, Hardin, Kipp & Szuch LLP (contained in the opinion included as Exhibit 5).

Exhibit 24	Power of Attorney for Directors and Executive Officers.